Exhibit 99.1

TMX Finance 2011 First Quarter Results Conference Call

June 7, 2011 at 1:00 P.M. Eastern Standard Time

Hello and welcome to the TMX Finance 2011 First Quarter Results Conference Call. This is Don Thomas, the Company’s Chief Financial Officer. We thank you for participating in this conference call.

With me today is John Robinson, our President.

Today, you will hear remarks from John Robinson and myself, and then we will open the line for your questions. We would appreciate it if the participants would limit themselves to one question with one follow-up please.

As in most earnings calls, the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s prospectus dated April 25, 2011 related to our notes exchange offer which is set forth in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 19, 2011.

Additionally, we are recording the call and it will be available on our website within 24 hours. The recording will remain available for at least 30 days. If you have any questions following the call, please contact me at Investors@Titlemax.biz.

With that said, I’ll turn the call over to John.

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Summary of Performance

Thank you, Don, and welcome to TMX Finance’s first quarter conference call. The first quarter of 2011 was another outstanding quarter and provided us with a solid foundation for 2011. Revenue for the quarter was $111.2 million, up 27% over the first quarter of 2010. Earnings before interest, depreciation and amortization (“EBIDA”) was $42.3 million for the quarter, representing an increase of 31% over the first quarter of 2010. EBIDA is a non-GAAP financial measure. A reconciliation of EBIDA to GAAP net income is available on our website, www.titlemax.biz.

During the quarter, we continued to experience strong customer demand across the entire Company, resulting in impressive same-store originations comparisons. On a same-store basis, originations were up 28% for the quarter. As you may remember, we experienced high same-store origination growth during 2010, which we believe was driven by a combination of factors, including a significant contraction in credit-based products for lower credit score customers from credit card lenders and consumer finance companies as well as an improvement in consumer sentiment. We are very pleased that we continue to have strong same-store growth in the first quarter of 2011.

During the quarter, we opened 13 new stores. When combined with the 31 new stores that were opened in the fourth quarter of 2010, new stores contributed approximately $1.3 million to the revenue in Q1 2011. We expect that the amount of revenue contributed from new stores will continue to increase in 2011 as recently opened stores ramp up and we continue to open additional new stores.

As a percentage of average receivables outstanding, charge-offs for the quarter were static versus the same quarter last year. Net charge-offs as a percentage of average receivables outstanding were 3.8% in both Q1 2011 and Q1 2010.

In the quarter, we continued to experience an increase in average title loans receivable per store. However, it is worth noting that this trend may not persist through the remainder of the year as we continue to add new stores. At March 31, 2011, the average title loans receivable per store was approximately $527,000 versus approximately $448,000 at March 31, 2010. Given the operating leverage inherent in our store-level economic model, the increase in receivables outstanding per location allowed us to mitigate net income erosion year over year that resulted from significant investments in resources and other costs necessary to facilitate our new store growth as well as higher interest expense related to our bond offering in the second quarter of 2010. We expect this pressure on margin to continue through late 2011 when profit from new stores will begin to offset some of the costs.

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Overall, we are very pleased with the performance of the Company in the first quarter. Now, I would like to give a legislative update on our industry.

Legislative Update

The 2011 state legislative season is coming to an end in all of our states. In fact, only Alabama and South Carolina are currently still in session and are scheduled to be over by the end of the month. 2011 has been relatively quiet in all of the states where we have a significant market and political presence. Very few negative bills were filed in our core states and none of those bills filed gained any traction in the legislative process.

The most challenging state legislative environment in 2011 was in Texas. In Texas, the legislature passed two bills which originated in the House there: HB 2592 and HB 2594. These two bills defined motor vehicle title-lending businesses as “Credit Access Businesses,” codified certain loan disclosure and transparency requirements, and established a framework for regulation of Credit Access Businesses by the Consumer Credit Commission. We don’t expect either of these bills to have a negative effect on the economics of our business. As a Company, we are supportive of legislation which enhances the transparency of our loans while not limiting consumers’ access to credit. We believe the Texas legislature did a good job of striking a reasonable balance with this regulation and feel good about the investment we are making in the state.

In Virginia, we had a positive legislative development as well. The industry achieved a victory in the Commonwealth by passing a bill to codify lenders’ ability to issue title loans to non-residents. The bill will go into effect on July 1st.

At the federal level, the Consumer Financial Protection Bureau, or the “CFPB,” created by the 2010 Dodd-Frank Financial Reform Bill continues to take shape, although at a slower pace than we first anticipated.

One of the key issues still on the table is the selection of a permanent Director for the CFPB. Last year, President Obama named Harvard law professor Elizabeth Warren as acting director but has not appointed Warren as the permanent Director of the bureau. The enactment deadline for the CFPB is July 21st, so we expect that a permanent Director will be appointed very soon but don’t have much insight at this point into who the President will appoint. Once a Director is appointed, we look forward to having the opportunity to educate the leaders of the bureau on our product, industry best-practices,

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and our support for simple and transparent credit products for consumers. At this point, we believe the bureau’s agenda will focus on creating a level playing field in terms of disclosure for consumer financial products so that consumers can make the best decision about which form of credit to use. As I have stated, we are very supportive of such regulations as long as they don’t limit consumers’ access to credit.

At this time, I’ll turn the call back over to Don Thomas, our CFO, to review our financial results for the quarter.

Financial Results

Thanks, John.

Overview

Net income for the first quarter increased $2.9 million, or 11%, over the comparable 2010 quarter. As a percent of revenue, net income declined to 27% in the first quarter of 2011 as compared to 31% in the comparable 2010 quarter. This is due to the fact that the increase in revenue was outpaced by an increase in expenses such as interest, occupancy, advertising, and other costs necessary to facilitate growth. We believe the Company’s earnings will continue to be impacted by these increases in costs until late 2011 when we expect profit from new stores to begin to offset some of the costs.

Revenues

Revenues were not significantly impacted by the increase in store count in the first quarter as new stores contributed approximately $1.3 million to revenue. In addition, revenues were not significantly impacted by new product introductions. The increase in revenues continues to result primarily from increases in same-store revenues, which includes stores open longer than 13 months. Same-store revenues increased 27% for the quarter. Revenues increased in all states in which we operate with increases ranging from 24% to 69% (excluding new markets). We believe our total revenues increased as customers continue to turn to title lending because of a contraction of credit from other sources.

Provision for loan losses

The provision for loan losses decreased $3.7 million in the quarter to $5.9 million from the 2010 comparable quarter. Our analysis of the allowance for loan losses shows no significant trends in loan losses that create concern. As a percentage of title loans receivable the allowance for loan losses was 14.3% and 14.4% as of March 31, 2011 and December 31, 2010, respectively. Net charge-offs as a percentage of originations remained constant at 13% in both the 2011 and 2010 quarter.

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Expenses

Total expenses increased approximately $27 million, or 54%, in the first quarter of 2011 as compared to the same quarter in 2010. This increase was primarily a result of interest expense and growth-related spending, partially offset by a decline in reorganization related costs.

Salaries and related expenses increased by $9.2 million quarter over quarter as a result of the addition of operational personnel necessary to service the higher quantity of loans as well as higher corporate headcount, primarily in the areas of information technology, recruiting, and the real estate and construction functions. In addition, our incentive-based compensation expense increased due to higher profitability at the store, district and regional levels.

Occupancy costs increased $2.9 million quarter over quarter as a result of an increase in rent, utilities and maintenance costs associated with opening new stores as well as expanding corporate office space.

Depreciation and amortization increased $0.6 million quarter over quarter, which was attributable to remodeling and relocating stores, fitting out new stores and expanding corporate office space. Also contributing to the increase was TitleMax Aviation’s acquisition of an aircraft in the fourth quarter of 2010. We expect depreciation and amortization to continue to increase going forward as more stores open and as we complete the programming of new software for use in new and existing states. Capital spending for software is estimated at $5-$8 million over the remainder of 2011 as we continue to upgrade our existing system and provide new software for expansion states.

Advertising expense increased $1.8 million quarter over quarter. The increase in advertising expense was primarily due to increased television advertising costs in 2011 related to airtime costs for our “short on cash” marketing campaign.

Other operating expenses increased $5.5 million quarter over quarter primarily due to growth-related increases in corporate costs.

Interest expense increased $6.6 million quarter over quarter due to the higher average debt balance outstanding related to the $250 million of bonds issued in the second quarter of 2010. Also contributing to the increase was amortization expense on related debt issuance costs and discount.

Reorganization items, consisting of professional fees related to the bankruptcy, decreased $1.9 million in the quarter compared to the first quarter of 2010. The Company believes the bankruptcy activities are essentially complete. On April 4, 2011, the Company filed a motion for a final decree in the case. A hearing on said motion is set for June 14, 2011.

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That concludes my remarks on the financials. Now I will turn the call back over to John.

Growth Plans

Thanks, Don. Now, I’ll take a couple of minutes to update you on our growth plans for the next few quarters. As we mentioned on the last earnings call, we began opening new stores in existing and new markets in November 2010. We opened 30 new locations in the 4th quarter in Alabama, Georgia, Illinois, Missouri and Texas. We opened 13 stores in the first quarter of 2011 and have opened 78 stores in 2011 through today, 18 of which we acquired from an operator in Nevada. It usually takes us 90-120 days to get a new location opened from the time we decide to put a store in a market until the store actually opens for business. We have built a pipeline of new stores that we will continue to open over the rest of 2011 and believe we are on track to open a minimum of 125 new stores in 2011. The stores in our pipeline are in Texas, Virginia, Nevada and Arizona, which are new markets, as well as some of our existing markets – particularly Missouri and Illinois, where we still have a low density of stores in some key markets. We will continue to monitor store growth in conjunction with our loan demand in our existing stores to make sure we have plenty of capital to fund capital expenditures and receivables growth.

In May 2011 we completed a $6.7 million acquisition of 18 stores in Nevada. The acquisition was primarily for store locations in the Las Vegas metro market where zoning restrictions would have otherwise prevented us from opening stores. We are continuing to evaluate smaller potential acquisitions in the $2 - $10MM range in markets with attractive customer demographics and difficult zoning restrictions.

I’d like to comment briefly on our progress with our 2nd-lien product in Georgia in the quarter. During the quarter we introduced the 2nd lien product into 48 new stores taking our total up to 113 stores in Georgia at March 31, 2011. 2nd lien receivables totaled $5.3 million at the end of the first quarter, an increase of approximately $3.0 million compared to the comparable quarter of 2010. As we have discussed, we cannot offer the 2nd lien product in Georgia without an Industrial Loan license, therefore, our growth of the product in Georgia depends largely on our ability to get these licenses from the State or acquire existing operators. As of today, we have 123 locations making 2nd lien loans in Georgia.

This is the end of our prepared remarks. At this time, I’d like to open up the call for any questions.

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Question and Answer Session

Participant Question:

I was wondering if you could talk about the second quarter and if you are still seeing a very strong same-store sales environment through the first couple of months of the second quarter?

John Robinson Response:

We have. We continue to see similar dynamics to the last few months continuing through April and May, which we are pleased with given that they are versus very strong comps to last year, so we are very pleased that performance continues.

Participant Question:

I noticed that the federal reserve and their survey on banks willingness to lend were showing that banks were increasingly more willing to lend to consumers. Has that had any impact on your basic customers? Do you see that in any of your territories, where banks are more willing to lend to your normal customers?

John Robinson Response:

No, we have not seen that in our markets that I know of. Most of our increase in volume has just been from more customers, so it’s certainly not been the case that we have seen the banks hurting our demand in any way.

Participant Question:

You commented on new stores, you are hopeful by later in the year-I guess year-end-they will start to offset the increase in costs. Would that be on a run-rate basis as we get toward the year-end or do you think they will actually begin to add to earnings by the fourth quarter of the year?

Don Thomas Response:

Our new store ramp is typically we see new stores get to profit break-even sometime between month 9 and month 12, so what we are saying is that we will start to see some of our new stores cross that threshold.

John Robinson Response:

Stores that we opened in the fourth quarter, for example.

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Participant Question:

The 78 new stores open so far, I presume that includes the 18 you acquired. Could you talk about how quickly you will be opening up the remaining 60-70 stores this year?

John Robinson Response:

Yes, that is true, the 18 stores are included in that number, and over the next three quarters we will probably pretty evenly spread that number out, maybe a little more heavily in the summer. We still have a pipeline of stores in Arizona that will open when our software is ready. It will be pretty evenly spread. The reason there was such a big chunk in the year-to-date period is because we had some software development that had to happen to get Texas opened. So, we had a big group of Texas stores that were ready to go that we were really aggressively trying to get on board before strict zoning passed in Dallas, so we ended up opening a pretty good chunk of stores in the last couple of months in Texas. I think it will be pretty evenly spread over the rest of the year, though. We don’t have any major acquisitions that we are looking at now that would change that any month either. We are looking at some small ones but nothing like the Nevada one at this point.

Participant Question:

Finally, could you talk about the increase in the incentive compensation? Obviously your stores are doing extremely well - how should we think about the increase year over year or what you might be planning year over year in terms of incentive comp?

Don Thomas Response:

First quarter, we were up $9.2 million in salaries and related expenses and probably 45% of that is related to profit-type bonuses. Does that help?

John Robinson Response:

Our bonus percentages are fixed that are paid out. We pay incentive-based comp starting at the assistant manager level all the way up through our operational management structure, so those percentages that comp is based on are fixed percentages on profit at all of those levels and for originations at the store and district levels. So, what I can tell you is we can give you more information later but the percentages are fixed so we don’t anticipate us changing anything related to our incentive-based comp that would significantly move the needle in terms of changing those percentages.

Participant Question:

Can you lay out what the tax distributions are going to be in the second quarter of 2011?

Don Thomas Response:

We commented on it I believe in the 10-Q that was filed, and we’ve been somewhat successful in reducing the tax outflows from the company for 2010, so the April time period really saw a very small amount of money go out of the company. So, we feel very good about the tax work that we have done and the improvement in cash flows by not having to make a major tax distribution in April of this year.

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Participant Question:

Can you tell us how big that was?

Don Thomas Response:

At one point last year, we were estimating that it could be a payment of $20 or $21 million to complete the taxes for the year (2010) but we were able to successfully reduce that, so we have maybe made a payment of $1 or $2 million as we processed the tax returns in April.

Participant Question:

And next year (2011) you are expecting $50 or $60 million?

Don Thomas Response:

Yes we are. If you look back at last year we were at $39 million. The company continues to grow and we were able to achieve some tax reductions for the year 2010 that are more one-time reductions than they are recurring reductions.

Participant Question:

Great, any other distributions planned?

Don Thomas Response:

Nothing planned; the owner likes to leave as much money in the company as possible, so nothing on the radar screen.

Don Thomas:

Okay, does anybody else have a question today? No? Very good, then.

John Robinson:

Thank you very much. That will conclude the call.

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